Exhibit 99.1

FOR IMMEDIATE RELEASE:  March 26, 2008

CONTACT:	Jacobs Entertainment, Inc.
Stephen R. Roark, President
303-215-5201

Jacobs Entertainment, Inc. Reports Fourth Quarter and
Year-End Results for 2007

GOLDEN, Colorado — Jacobs Entertainment, Inc. (“JEI”), an owner and operator of multiple gaming properties, today announced financial results for its fourth quarter and year ended December 31, 2007.

Net revenues for the fourth quarter of 2007 were $82.8 million compared to $77.7 million in the fourth quarter of the previous year.  Net loss for the fourth quarter of 2007 was $1.2 million compared to net loss of $3.4 million in the same quarter of the previous year.

Net revenues for the year ended December 31, 2007 were $349.8 million compared to $322.4 million for the year ended December 31, 2006.  Net income for the year ended December 31, 2007 was $5.0 million compared to a net loss of $9.8 million for the previous year.

Jacobs Entertainment, Inc. will host a conference call to discuss its fourth quarter and year-end operating results.  The conference call will be held at 11:00 a.m. Eastern Time on Friday, March 28, 2008, and will be hosted by Stephen R. Roark, President of Jacobs Entertainment, Inc. and Ian M. Stewart, President of Pari-Mutuel Wagering Operations, along with other members of the JEI management team.

To participate in the JEI conference call on Friday, March 28, 2008 at 11:00 a.m. Eastern Time, please dial (877) 795-3635 and give confirmation code 2334353.  Please call 5-7 minutes before the call is to begin.

If you are unable to join the JEI conference call, you may access a replay of the call starting Friday, March 28, 2008 at 2:00 p.m. Eastern Time.  To access the replay, please dial 888-203-1112 and reference the confirmation code 2334353.  The replay will run until midnight Eastern Time, Friday, April 4, 2008.

Based in Golden, CO, Jacobs Entertainment is the owner and operator of The Lodge Casino at Black Hawk and the Gilpin Casino, both located in Black Hawk, Colorado; the Gold Dust West-Reno Casino in Reno, Nevada; the Gold Dust West-Carson City Casino

in Carson City, Nevada; the Gold Dust West-Elko Casino in Elko, Nevada (the casino properties); Colonial Downs Racetrack in Virginia and nine related off-track wagering facilities located in Virginia; and 18 truck plaza video gaming facilities located in Louisiana with a share in the gaming revenues of an additional truck plaza located in Louisiana.

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way, such as the intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

-more-

JACOBS ENTERTAINMENT, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands)

SELECTED INCOME STATEMENT DATA

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Total revenues	$91,647	$84,037	$381,781	$348,816
Promotional allowances	(8,803)	(6,347)	(31,953)	(26,438)
Net revenues	82,844	77,690	349,828	322,378

Costs and expenses	(76,939)	(74,295)	(316,796)	(290,737)

Pre-payment penalties, tender and consent costs	—	—	—	(9,321)
Interest expense, net	(7,082)	(6,946)	(28,067)	(32,271)
Income tax benefit	—	103	—	103

Net (loss) income	$(1,177)	$(3,448)	$4,965	$(9,848)

SELECTED BALANCE SHEET DATA

	December 31,	December 31,
	2007	2006

Total assets	$355,798	$350,709
Total liabilities	$327,490	$315,466
Stockholder’s equity	$28,308	$35,243

(more)

EBITDA represents earnings before interest, income taxes, depreciation and amortization and is a non-GAAP financial measure that management believes is useful because it allows holders of our debt and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures.  Adjusted EBITDA represents EBITDA plus expenses that we do not consider representative of our ongoing operations and that could result in comparison distortions. Management internally evaluates the performance of its segments using EBITDA and Adjusted EBITDA measures as do most analysts following the gaming industry.  EBITDA is also a key component of certain financial covenants in the Company’s debt agreements.  This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income (loss), nor should it be considered as an indicator of our overall financial performance.  Our calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.

EBITDA and ADJUSTED EBITDA RECONCILIATION

(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net (loss) income as reported above	$(1,177)	($3,448)	$4,965	($9,848)
Add:
Interest expense, net	7,082	6,946	28,067	32,271
Depreciation and amortization	4,934	3,663	18,101	14,102
Income tax benefit	—	(103)	—	(103)
EBITDA	$10,839	$7,058	$51,133	$36,422
Pre-payment penalties, tender and consent costs	—	—	—	9,321
Ohio gaming legislation costs	—	1,739	—	3,255
Adjusted EBITDA	$10,839	$8,797	$51,133	$48,998

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